Exhibit 99.1

NEWS RELEASE

Investor Contact:
Janet L. Ford, Investor Relations Director
janet.ford@associatedbank.com
414-278-1890

Media Contact:
Autumn Latimore, Public Relations Director
autumn.latimore@associatedbank.com
414-278-1860
Associated Banc-Corp Completes the Repurchase of $262.5 Million of TARP Preferred Stock
GREEN BAY, Wis. — April 6, 2011 — Associated Banc-Corp (NASDAQ: ASBC) announced today that it has completed the repurchase of 262,500 shares of the Series A Preferred Stock that it issued to the U.S. Department of the Treasury under the Troubled Asset Relief Program (TARP) Capital Purchase Program. Associated Banc-Corp paid the U.S. Treasury a total of $262.5 million, plus an accrued dividend of $1.9 million. The partial repurchase represents half of the $525 million the company received under the Capital Purchase Program. On March 28, 2011, Associated Banc-Corp completed a public offering and sale of $300 million of 5.125 percent senior notes due 2016. A portion of the net proceeds from the offering was used to repurchase the shares of Series A Preferred Stock.
“The debt offering and the partial repurchase of the TARP preferred stock are consistent with our plans to repay the TARP funds as soon as possible and in the most shareholder-friendly manner possible,” said President and CEO Philip B. Flynn. “We remain highly confident that we will achieve our goal of repaying all of the TARP funds in 2011.”
“We believe the regulatory approval of this partial repayment is another indication of the company’s financial strength. Our pro forma capital ratios following the notes offering and the repayment continue to exceed the requirements of our regulators and standards for well-capitalized banks. This strong capital position provides us with flexibility as we continue to execute our strategic plans for growth.”
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ASBC Completes the Repurchase of $262.5 Million of TARP Preferred Stock	Page 2
The following table outlines the company’s reported capital ratios at December 31, 2010 and adjusted to reflect the net proceeds from the $300 million sale of notes and the repurchase of the Series A Preferred Stock:

	As of December 31, 2010
		As Adjusted
		for Notes
		Issuance
		and Series A
		Preferred
	Actual	Repurchase

Tier 1 common equity to risk-weighted assets	12.26%	12.22%
Tier 1 risk-based capital ratio	17.58%	15.64%
Total risk-based capital ratio	19.05%	17.11%
Associated Banc-Corp has paid a total of $60.6 million in dividends to the U. S. Treasury since November 2008, when the company received the funds under the Capital Purchase Program.
About Associated Banc-Corp
Associated Banc-Corp (NASDAQ: ASBC) is one of the top 50 financial services holding companies operating in the United States. At December 31, 2010, Associated had total assets of $22 billion. Headquartered in Green Bay, Wis., Associated has approximately 280 banking locations serving more than 150 communities in Wisconsin, Illinois and Minnesota. The company offers a full range of banking services and other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the Company’s most recent Annual Report filed on Form 10-K as updated by the Company’s most recent Form 10-Q.
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